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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-A                       EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  The Fifth Third Bank
Trustee:  Harris Trust and Savings Bank

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                                                Collection Period:                       1-May-98              31-May-98
                                                Distribution Date:                      15-Jun-98

                                                                                                            Per $1,000 of
                                                                                                               Original
Statement for Class A and Class B Certificateholders Pursuant                                               Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                                    Certificate Amount

(i)    Principal Distribution
           Class A Certificate Amount                                             $   6,879,513.51          $17.63949252
           Class B Certificate Amount                                             $     324,165.56          $17.63878333

(ii)   Interest Distribution
           Class A Certificate Amount                                             $     560,601.11          $ 1.43741546
           Class B Certificate Amount                                             $      27,058.76          $ 1.47234520

(iii)  Servicing Fee                                                              $      94,680.76          $ 0.23184230

(iv)   Class A Certificate Balance (after principal distributions)                $ 101,623,927.23
       Class A Pool Factor (after principal distributions)                               0.2605700
       Class B Certificate Balance (after principal distributions)                $   4,789,300.99
       Class B Pool Factor (after principal distributions)                               0.2605997

(v)    Total Pool Balance (end of Collection Period)                              $ 106,413,228.14

                                                                                  Current Period           Cumulative
                                                                              --------------------    -------------------

(vi)   Defaulted Receivables                                                      $     229,794.09       $ 11,820,561.67
       Liquidation Proceeds                                                             259,507.72          5,625,938.45
                                                                              --------------------   -------------------
       Aggregate Net Losses                                                       $     (29,713.63)       $ 6,194,623.22
                                                                              ====================   ===================

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                                      $            -
           Interest Portion                                                       $            -

(viii) Class A Interest Carryover Shortfall                                       $            -
       Class B Interest Carryover Shortfall                                       $            -
       Class A Principal Carryover Shortfall                                      $            -
       Class B Principal Carryover Shortfall                                      $            -

(ix) Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                              $   6,125,764.72

(x) Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                         $   6,125,764.72



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